Walmart Reports Second Quarter Results

•Strong revenue growth of 4.8% with operating income growing faster at 8.5%; adjusted operating income up 7.2%[1]
•eCommerce up 21% globally
•GAAP EPS of $0.56; Adjusted EPS of $0.67[1]
•Company issues guidance for Q3; raises outlook for FY25

BENTONVILLE, Ark., August 15, 2024 – Walmart Inc. (NYSE: WMT) announces second quarter results with strong growth in revenue and operating income. Globally, eCommerce penetration is higher across all segments. Walmart U.S. comp sales up 4.2%[2]. Looking ahead, the Company issues guidance for Q3 and raises its outlook for FY25. For Q3, net sales are expected to grow 3.25% to 4.25% and operating income to grow 3.0% to 4.5% in constant currency (“cc”)[1]. For FY25, net sales are expected to grow 3.75% to 4.75% and adjusted operating income to grow 6.5% to 8.0% cc.

“

Our team delivered another strong quarter. They work hard every day to help our customers and members save time and money. Each part of our business is growing – store and club sales are up, eCommerce is compounding as we layer on pickup and even faster growth in delivery as our speed improves. Our newer businesses like marketplace, advertising, and membership, are also contributing, diversifying our profits and reinforcing the resilience of our business model.”

Doug McMillon
President and CEO, Walmart

Second Quarter Highlights

•Consolidated revenue of $169.3 billion, up 4.8%, or 5.0% (cc)[1]
•Consolidated gross margin rate up 43 bps, led by Walmart U.S. and Walmart International
•Consolidated operating income up $0.6 billion, or 8.5%; adjusted operating income up 7.2%[1] , due to higher gross margins and growth in membership income; also benefited from reduced eCommerce losses
•ROA at 6.4%, ROI at 15.1%[1], up 230 bps
•Global eCommerce sales grew 21%, led by store-fulfilled pickup & delivery and marketplace
•Global advertising business[3] grew 26%, including 30% for Walmart Connect in the U.S.
•Adjusted EPS[1] of $0.67 excludes the effect, net of tax, from a net loss of $0.11 on equity and other investments
•Global inventory down 2.0%, including a decrease of 2.6% for Walmart U.S.; in-stock levels healthy
•Bob Moritz, retired chair of PwC, to join Walmart Inc. Board of Directors

[1] See additional information at the end of the release regarding non-GAAP financial measures.
[2] Comp sales for the 13-week period ended July 26th, 2024 compared to the 13-week period ended July 28th, 2023, and excludes fuel. See Supplemental Financial Information for additional information.
[3] Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
“cc” - constant currency

Key Financial Metrics Dollars in billions, except per share data. Dollar and percentage changes may not recalculate due to rounding. Charts may not be to scale.

Total revenues

+4.8%
$161.6
$169.3
FY'24 Q2
FY'25 Q2

Gross profit rate

+43 bps
24.0%
24.4%
FY'24 Q2
FY'25 Q2

Operating income

+8.5%
$7.3
$7.9
+7.2%
$7.4
$7.9
FY'24 Q2
FY'25 Q2
Reported
FY'24 Q2
FY'25 Q2
Adjusted[2]

Earnings per share (EPS)[1]

(42.3)%
$0.97
$0.56
+9.8%
$0.61
$0.67
FY'24 Q2
FY'25 Q2
Reported
FY'24 Q2
FY'25 Q2
Adjusted[2]

Balance Sheet and Liquidity

•Cash and cash equivalents of $8.8 billion
•Total debt of $47.0 billion[3]
•Operating cash flow of $16.4 billion, a decrease of $1.8 billion
•Free cash flow of $5.9 billion[2], a decrease of $3.1 billion
•Repurchased 33.4 million shares[4] YTD, or $2.1 billion
•Inventory of $55.6 billion, a decrease of $1.1 billion
[1]Comparison period per-share amounts have been retroactively adjusted to reflect the February 23, 2024 stock split.
[2]See additional information at the end of this release regarding non-GAAP financial measures.
[3]Debt includes short-term borrowings, long-term debt due within one year, finance lease obligations due within one year, long-term debt and long-term finance lease obligations.
[4]$14.5 billion remaining of $20 billion authorization approved in November 2022.

Business Highlights and Strategic Initiatives Dollars in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.

Walmart U.S.	FY’25Q2	FY’24Q2	Change
Net sales	$115.3	$110.9	$4.5	4.1%
Comp sales (ex. fuel)[2]	4.2%	6.4%	NP	NP
Transactions	3.6%	2.9%	NP	NP
Average Ticket	0.6%	3.4%	NP	NP
eCommerce contribution to comp	~300 bps	~230 bps	NP	NP
Operating income	$6.6	$6.1	$0.5	7.8%

Walmart U.S.
•Sales reflected strength in transaction counts and unit volumes, across both stores and eCommerce channels
•Value-convenience proposition continues to resonate with customers and members; share gains across income cohorts primarily driven by upper-income households
•Strong momentum in eCommerce with growth of 22%, led by store-fulfilled pickup & delivery
•Walmart Connect advertising sales grew 30%; strong growth in advertiser counts, including marketplace sellers
•Gross profit rate increased 51 bps; membership income increased; operating expense deleveraged 41 bps
•Inventory declined 2.6% while maintaining healthy in-stock levels

Walmart International	FY’25Q2	FY’24Q2	Change
Net sales	$29.6	$27.6	$2.0	7.1%
Net sales cc1	$29.9	$27.6	$2.3	8.3%
Operating income	$1.4	$1.2	$0.2	14.3%
Operating income cc1	$1.4	$1.2	$0.2	15.7%

Walmart International
•Balanced sales growth with stores & eCommerce evenly contributing & increased transaction counts & unit volumes
•eCommerce sales up 18%, led by store fulfilled pickup & delivery and marketplace; penetration up across markets
•Advertising business3 grew 23%, led by Flipkart and Walmex
•Strength in food and consumables as well as improved growth in general merchandise
•Gross profit rate increased 44 bps due to improved eCommerce margins and growth in higher-margin businesses
•Operating income cc1 up 15.7% with strength across markets and benefiting from lower losses in eCommerce

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 Comp sales for the 13-week period ended July 26th, 2024 compared to the 13-week period ended July 28th, 2023, and excludes fuel. See Supplemental Financial Information for additional information.
3 Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
NP - Not provided
cc - constant currency

Sam’s Club U.S.	FY’25Q2	FY’24Q2	Change
Net sales	$22.9	$21.8	$1.0	4.7%
Net sales (ex. fuel)	$20.0	$18.9	$1.0	5.5%
Comp sales (ex. fuel)[1]	5.2%	5.5%	NP	NP
Transactions	6.1%	2.9%	NP	NP
Average Ticket	-0.8%	2.5%	NP	NP
eCommerce contribution to comp	~230 bps	~150 bps	NP	NP
Operating income	$0.6	$0.5	$0.1	11.5%

Sam’s Club U.S.
•Strong comp sales, led by food and health & wellness as well as increases in transactions and unit volumes
•Gained dollar and unit market share in grocery and general merchandise categories, including apparel and electronics
•Growth in eCommerce sales of 22%
•Strong growth in membership income, up 14.4%, with record total membership and Plus penetration at quarter end
•Gross profit rate increased 22 bps; operating expense deleveraged 26 bps
•Inventory declined 1.7% with sustained strong sales and in-stock levels

1 Comp sales for the 13-week period ended July 26th, 2024 compared to the 13-week period ended July 28th, 2023, and excludes fuel. See Supplemental Financial Information for additional information.
NP - Not provided

Guidance

The following guidance reflects the Company’s expectations for the third quarter and fiscal year 2025 and is provided on a non-GAAP basis as the Company cannot predict certain elements that are included in reported GAAP results, such as the changes in fair value of the Company’s equity and other investments. Growth rates reflect an adjusted basis for prior year results.

A
Third Quarter

The Company’s fiscal third quarter guidance is based on the following FY24 Q3 figures: Net Sales: $159.4 billion, operating income: $6.2 billion, and adjusted EPS[1]: $0.51. Guidance contemplates the impact of timing of festive events in the Company’s international segment and the timing of planned expenses.

Metric	Q3
Consolidated net sales (cc)	Increase 3.25% to 4.25%
Consolidated operating income (cc)	Increase 3.0% to 4.5%
Adjusted EPS	$0.51 to $0.52

Fiscal Year 2025

The Company’s fiscal year guidance is based on the following FY24 figures: Net sales: $642.6 billion, adjusted operating income[1]: $27.1 billion, and adjusted EPS[1]: $2.22. The Company’s full year guidance assumes a generally stable consumer and continued pressure from its mix of products and formats globally.

Metric	FY 2025 (updated)	FY 2025 (original)
Consolidated net sales (cc)	Increase 3.75% to 4.75%	Increase 3.0% to 4.0%
Consolidated adj. operating income (cc)	Increase 6.5% to 8.0%	Increase 4.0% to 6.0%
Interest, net	Increase approximately $100M	Increase approximately $100M to $200M
Effective tax rate	Lower-end of original guidance	Approximately 25.0% to 26.0%
Non-controlling interest	Unchanged from original guidance	Relatively flat
Adjusted EPS	$2.35 to $2.43	$2.23 to $2.37
Capital expenditures	Unchanged from original guidance	Approximately 3.0% to 3.5% of net sales

[1] For relevant reconciliations, see Q3 FY24 and Q4 FY24 earnings releases furnished on Form 8-K on November 16, 2023 and February 20, 2024, respectively. Per share amounts have been retroactively adjusted to reflect the February 23, 2024 stock split.
cc - constant currency

About Walmart
Walmart Inc. (NYSE: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better - anytime and anywhere - in stores, online, and through their mobile devices. Each week, approximately 255 million customers and members visit more than 10,500 stores and numerous eCommerce websites in 19 countries. With fiscal year 2024 revenue of $648 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X (formerly known as Twitter) at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

Investor Relations contact: Steph Wissink – ir@walmart.com
Media Relations contact: Molly Blakeman – (800) 331-0085

Forward-Looking Statements

This release and related management commentary contains statements or may include or may incorporate by reference Walmart management’s guidance regarding adjusted earnings per share, consolidated net sales, consolidated operating income and consolidated adjusted operating income, consolidated operating expense, net interest expenses, non-controlling interest, capital expenditures, share repurchases, Walmart’s effective tax rate for the fiscal year ending January 31, 2025, and comparable sales, among other items. Walmart believes such statements may be deemed to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Act") and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act as well as protections afforded by other federal securities laws. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated, or one of our segment's or business’, economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures and other strategic decisions; our ability to successfully integrate acquired businesses; changes in the trading prices or fair value of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average transactions in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; commodity prices and the price of gasoline and diesel fuel; challenges with our supply chain, including disruptions and issues relating to inventory management; disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; our ability to respond to changing trends in consumer shopping habits; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events, global health epidemics or pandemics and catastrophic events; and changes in generally accepted accounting principles in the United States.

Our most recent annual report on Form 10-K and subsequent quarterly report on Form 10-Q filed with the SEC discusses other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Walmart Inc. Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
	July 31,			July 31,
(Amounts in millions, except per share data)	2024	2023	Percent Change	2024	2023	Percent Change
Revenues:
Net sales	$167,767	$160,280	4.7%	$327,705	$311,284	5.3%
Membership and other income	1,568	1,352	16.0%	3,138	2,649	18.5%
Total revenues	169,335	161,632	4.8%	330,843	313,933	5.4%
Costs and expenses:
Cost of sales	126,810	121,850	4.1%	248,241	237,134	4.7%
Operating, selling, general and administrative expenses	34,585	32,466	6.5%	67,821	63,243	7.2%
Operating income	7,940	7,316	8.5%	14,781	13,556	9.0%
Interest:
Debt	557	543	2.6%	1,154	1,111	3.9%
Finance lease obligations	122	99	23.2%	239	195	22.6%
Interest income	(114)	(148)	(23.0)%	(228)	(255)	(10.6)%
Interest, net	565	494	14.4%	1,165	1,051	10.8%
Other (gains) and losses	1,162	(3,905)	NM	368	(910)	NM
Income before income taxes	6,213	10,727	(42.1)%	13,248	13,415	(1.2)%
Provision for income taxes	1,502	2,674	(43.8)%	3,230	3,466	(6.8)%
Consolidated net income	4,711	8,053	(41.5)%	10,018	9,949	0.7%
Consolidated net income attributable to noncontrolling interest	(210)	(162)	29.6%	(413)	(385)	7.3%
Consolidated net income attributable to Walmart	$4,501	$7,891	(43.0)%	$9,605	$9,564	0.4%

Net income per common share:
Basic net income per common share attributable to Walmart	$0.56	$0.98	(42.9)%	$1.19	$1.18	0.8%
Diluted net income per common share attributable to Walmart	$0.56	$0.97	(42.3)%	$1.19	$1.18	0.8%

Weighted-average common shares outstanding:
Basic	8,044	8,079		8,048	8,081
Diluted	8,081	8,108		8,082	8,110

Dividends declared per common share	$—	$—		$0.83	$0.76

NM = Not Meaningful

Walmart Inc. Condensed Consolidated Balance Sheets (Unaudited)

	July 31,	January 31,	July 31,
(Amounts in millions)	2024	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$8,811	$9,867	$13,888
Receivables, net	8,650	8,796	7,891
Inventories	55,611	54,892	56,722
Prepaid expenses and other	3,438	3,322	3,531
Total current assets	76,510	76,877	82,032

Property and equipment, net	113,818	110,810	104,733
Operating lease right-of-use assets	13,579	13,673	13,710
Finance lease right-of-use assets, net	6,341	5,855	5,552
Goodwill	27,930	28,113	28,268
Other long-term assets	16,262	17,071	20,826
Total assets	$254,440	$252,399	$255,121

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND EQUITY
Current liabilities:
Short-term borrowings	$3,195	$878	$4,546
Accounts payable	56,716	56,812	56,576
Dividends payable	3,343	—	3,067
Accrued liabilities	27,656	28,759	29,239
Accrued income taxes	576	307	770
Long-term debt due within one year	1,495	3,447	2,897
Operating lease obligations due within one year	1,493	1,487	1,472
Finance lease obligations due within one year	786	725	653
Total current liabilities	95,260	92,415	99,220

Long-term debt	35,364	36,132	36,806
Long-term operating lease obligations	12,811	12,943	12,978
Long-term finance lease obligations	6,161	5,709	5,449
Deferred income taxes and other	14,072	14,629	15,109

Commitments and contingencies

Redeemable noncontrolling interest	207	222	232

Equity:
Common stock	803	805	808
Capital in excess of par value	5,010	4,544	4,096
Retained earnings	90,788	89,814	85,470
Accumulated other comprehensive loss	(12,178)	(11,302)	(10,818)
Total Walmart shareholders’ equity	84,423	83,861	79,556
Nonredeemable noncontrolling interest	6,142	6,488	5,771
Total equity	90,565	90,349	85,327
Total liabilities, redeemable noncontrolling interest, and equity	$254,440	$252,399	$255,121

Walmart Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	July 31,
(Amounts in millions)	2024	2023
Cash flows from operating activities:
Consolidated net income	$10,018	$9,949
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	6,339	5,750
Investment (gains) and losses, net	519	(773)
Deferred income taxes	(244)	436
Other operating activities	866	849
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	80	115
Inventories	(1,234)	222
Accounts payable	1,166	2,999
Accrued liabilities	(1,410)	(1,368)
Accrued income taxes	257	22
Net cash provided by operating activities	16,357	18,201

Cash flows from investing activities:
Payments for property and equipment	(10,507)	(9,216)
Proceeds from the disposal of property and equipment	292	133
Proceeds from disposal of certain operations	3	135
Other investing activities	84	(961)
Net cash used in investing activities	(10,128)	(9,909)

Cash flows from financing activities:
Net change in short-term borrowings	2,315	4,181
Proceeds from issuance of long-term debt	—	4,967
Repayments of long-term debt	(2,817)	(4,063)
Dividends paid	(3,336)	(3,072)
Purchase of Company stock	(2,072)	(1,171)
Dividends paid to noncontrolling interest	(12)	(214)
Sale of subsidiary stock	29	697
Purchase of noncontrolling interest	—	(3,462)
Other financing activities	(1,052)	(1,172)
Net cash used in financing activities	(6,945)	(3,309)

Effect of exchange rates on cash, cash equivalents and restricted cash	(340)	147

Net increase (decrease) in cash, cash equivalents and restricted cash	(1,056)	5,130
Cash, cash equivalents and restricted cash at beginning of year	9,935	8,841
Cash, cash equivalents and restricted cash at end of period	$8,879	$13,971

Walmart Inc. Supplemental Financial Information (Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	July 31,			July 31,
(dollars in millions)	2024	2023	Percent Change	2024	2023	Percent Change
Walmart U.S.	$115,347	$110,854	4.1%	$6,591	$6,114	7.8%
Walmart International	29,567	27,596	7.1%	1,360	1,190	14.3%
Sam’s Club	22,853	21,830	4.7%	581	521	11.5%
Corporate and support	—	—	—	(592)	(509)	16.3%
Consolidated	$167,767	$160,280	4.7%	$7,940	$7,316	8.5%

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	7/26/2024	7/28/2023	7/26/2024	7/28/2023	7/26/2024	7/28/2023
Walmart U.S.	4.2%	6.1%	4.2%	6.4%	0.0%	-0.3%
Sam’s Club	4.6%	-0.2%	5.2%	5.5%	-0.6%	-5.7%
Total U.S.	4.3%	5.0%	4.3%	6.3%	0.0%	-1.3%
Comparable sales is a metric that indicates the performance of our existing stores and clubs by measuring the change in sales for such stores and clubs, and it is important to review in conjunction with the company’s financial results reported in accordance with GAAP. Walmart's definition of comparable sales includes sales from stores and clubs open for the previous 12 months, including remodels, relocations, expansions and conversions, as well as eCommerce sales. Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc. Reconciliations of and Other Information Regarding Non-GAAP Financial Measures (Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and six months ended July 31, 2024.

	Three Months Ended July 31, 2024				Six Months Ended July 31, 2024
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2024	Percent Change[1]	2024	Percent Change[1]	2024	Percent Change[1]	2024	Percent Change[1]
Total revenues:
As reported	$29,938	7.1%	$169,335	4.8%	$60,155	9.6%	$330,843	5.4%
Currency exchange rate fluctuations	324	N/A	324	N/A	(63)	N/A	(63)	N/A
Total revenues (cc)	$30,262	8.3%	$169,659	5.0%	$60,092	9.4%	$330,780	5.4%

Net sales:
As reported	$29,567	7.1%	$167,767	4.7%	$59,400	9.6%	$327,705	5.3%
Currency exchange rate fluctuations	317	N/A	317	N/A	(68)	N/A	(68)	N/A
Net sales (cc)	$29,884	8.3%	$168,084	4.9%	$59,332	9.5%	$327,637	5.3%

Operating income:
As reported	$1,360	14.3%	$7,940	8.5%	$2,893	22.9%	$14,781	9.0%
Currency exchange rate fluctuations	17	N/A	17	N/A	(35)	N/A	(35)	N/A
Operating income (cc)	$1,377	15.7%	$7,957	8.8%	$2,858	21.4%	$14,746	8.8%
1 Change versus prior year comparable period reported results.
N/A - Not applicable

Adjusted operating income
Adjusted operating income is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain charges included in operating income calculated in accordance with GAAP. Management believes that adjusted operating income is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted operating income affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance as compared with that of the prior year.
When we refer to adjusted operating income in constant currency, this means adjusted operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations. The tables below reflect the calculation of adjusted operating income and adjusted operating income in constant currency for the three and six months ended July 31, 2024.

	Three Months Ended July 31,
	Consolidated
(Dollars in millions)	2024	2023
Operating income:
Operating income, as reported	$7,940	$7,316
Incremental opioid settlement expense[1]	—	93
Adjusted operating income	$7,940	$7,409
Percent change[3]	7.2%	NP
Currency exchange rate fluctuations	17	—
Adjusted operating income, constant currency	$7,957	$7,409
Percent change[3]	7.4%	NP

	Six Months Ended July 31,
	Consolidated
(Dollars in millions)	2024	2023
Operating income:
Operating income, as reported	$14,781	$13,556
Business reorganization charges[2]	255	—
Incremental opioid settlement expense[1]	—	93
Adjusted operating income	$15,036	$13,649
Percent change[3]	10.2%	NP
Currency exchange rate fluctuations	(35)	—
Adjusted operating income, constant currency	$15,001	$13,649
Percent change[3]	9.9%	NP
1Incremental opioid settlement expense recorded in Corporate and support.
2Business reorganization charges primarily relate to expenses incurred in connection with strategic decisions made in the Walmart U.S. segment, as well as incremental business reorganization expenses recorded in Corporate and support.
3Change versus prior year comparable period.
NP - Not provided

Free cash flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Net cash provided by operating activities was $16.4 billion for the six months ended July 31, 2024, which represents a decrease of $1.8 billion when compared to the same period in the prior year. The decrease was primarily due to timing of certain payments and increased inventory purchases, partially offset by an increase in cash provided by operating income. Free cash flow for the six months ended July 31, 2024 was $5.9 billion, which represents a decrease of $3.1 billion when compared to the same period in the prior year. The decrease in free cash flow was due to the decrease in net cash provided by operating activities described above and an increase of $1.3 billion in capital expenditures to support our investment strategy.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Condensed Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Six Months Ended
	July 31,
(Dollars in millions)	2024	2023
Net cash provided by operating activities	$16,357	$18,201
Payments for property and equipment (capital expenditures)	(10,507)	(9,216)
Free cash flow	$5,850	$8,985

Net cash used in investing activities[1]	$(10,128)	$(9,909)
Net cash used in financing activities	(6,945)	(3,309)
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized and realized gains and losses on our equity and other investments each quarter because although the investments are strategic decisions for our retail operations, management’s measurement of each strategy is primarily focused on the operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity and other investments. Accordingly, management adjusts EPS each quarter for the unrealized and realized gains and losses related to those investments.
Tax impacts are calculated based on the nature of the item, including any realizable deductions, and statutory rates in effect for relevant jurisdictions. NCI impacts are based on the ownership percentages of our noncontrolling interests, where applicable.
We have calculated Adjusted EPS for the three and six months ended July 31, 2024 by adjusting EPS for the following:
1.unrealized and realized gains and losses on our equity and other investments; and
2.business reorganization charges, primarily related to expenses incurred in connection with strategic decisions made in the Walmart U.S. segment, as well as incremental business reorganization expenses recorded in Corporate and support.

	Three Months Ended July 31, 2024
Diluted earnings per share:
Reported EPS				$0.56

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$0.14	$(0.03)	$—	$0.11

Adjusted EPS				$0.67

	Six Months Ended July 31, 2024[1]
Diluted earnings per share:
Reported EPS				$1.19

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$0.06	$—	$—	$0.06
Business reorganization charges	0.03	(0.01)	—	0.02
Net adjustments				$0.08

Adjusted EPS				$1.27
1 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding. Additionally, the individual components in the tables above may include immaterial rounding.
2 The reported effective tax rate was 24.2% and 24.4% for the three and six months ended July 31, 2024, respectively. Adjusted for the above items, the effective tax rate was 24.2% for both the three and six months ended July 31, 2024.

As previously disclosed in our second quarter ended July 31, 2023 press release, we have calculated Adjusted EPS for the three and six months ended July 31, 2023 by adjusting EPS for the following: (1) unrealized and realized gains and losses on the company’s equity and other investments; and (2) incremental opioid settlement expense.

	Three Months Ended July 31, 2023[1]
Diluted earnings per share:
Reported EPS				$0.97

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$(0.48)	$0.11	$—	$(0.37)
Incremental opioid settlement expense	0.01	—	—	0.01
Net adjustments				$(0.36)

Adjusted EPS				$0.61

	Six Months Ended July 31, 2023[1,3]
Diluted earnings per share:
Reported EPS				$1.18

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$(0.10)	$0.01	$—	$(0.09)
Incremental opioid settlement expense	0.01	—	—	0.01
Net adjustments				$(0.08)

Adjusted EPS				$1.10
1 Individual components in the accompanying table may include immaterial rounding, including per-share amounts retroactively adjusted to reflect the February 23, 2024 stock split.
2 The reported effective tax rate was 24.9% and 25.8% for the three and six months ended July 31, 2023, respectively. Adjusted for the above items, the effective tax rate was 25.8% and 26.1% for the three and six months ended July 31, 2023.
3 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.

Return on investment
We include return on assets ("ROA") and return on investment (“ROI”) as metrics to assess our return on capital. ROA is the most directly comparable measure based on our financial statements presented in accordance with GAAP, while ROI is considered a non-GAAP financial measure. Management believes ROI is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term strategic initiatives with possible short-term impacts.
Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in ROA, the most directly comparable GAAP financial measure. ROA is consolidated net income for the period divided by average total assets for the period. We define ROI as operating income plus interest income, depreciation and amortization, and rent expense for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and amortization, less average accounts payable and average accrued liabilities for that period. Although ROI is a standard financial measure, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI.
ROA was 6.4 percent and 5.6 percent for the trailing twelve months ended July 31, 2024 and 2023, respectively. The increase in ROA was primarily due to an increase in consolidated net income during the trailing 12 month period, as a result of higher operating income partially offset by changes in the fair value of our equity and other investments. ROI was 15.1 percent and 12.8 percent for the trailing 12 months ended July 31, 2024 and 2023, respectively. The increase in ROI was the result of an increase in operating income, primarily due to lapping opioid legal charges as well as business reorganization and restructuring charges incurred in the comparative trailing 12 months, as well as improvements in business performance, partially offset by an increase in average invested capital primarily due to higher purchases of property and equipment.

The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

CALCULATION OF RETURN ON ASSETS

		Trailing Twelve Months Ending
		July 31,
(Dollars in millions)		2024	2023
Numerator
Consolidated net income		$16,339	$13,991
Denominator
Average total assets[1]		254,781	251,160
Return on assets (ROA)		6.4%	5.6%

CALCULATION OF RETURN ON INVESTMENT

		Trailing Twelve Months Ending
		July 31,
(Dollars in millions)		2024	2023
Numerator
Operating income		$28,237	$21,812
+ Interest income		519	442
+ Depreciation and amortization		12,440	11,318
+ Rent		2,306	2,284
ROI operating income		$43,502	$35,856

Denominator
Average total assets[1]		$254,781	$251,160
'+ Average accumulated depreciation and amortization[1]		118,077	110,921
'- Average accounts payable[1]		56,646	55,384
'- Average accrued liabilities[1]		28,448	26,541
Average invested capital		$287,764	$280,156
Return on investment (ROI)		15.1%	12.8%

	July 31,
Certain Balance Sheet Data	2024	2023	2022
Total assets	$254,440	$255,121	$247,199
Accumulated depreciation and amortization	120,275	115,878	105,963
Accounts payable	56,716	56,576	54,191
Accrued liabilities	27,656	29,239	23,843
1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.